SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 19, 2002

ACCEPTANCE INSURANCE COMPANIES INC.
(Exact name of registrant as specified in its charter)

                                      Delaware                        1-7461                            31-0742926
                              (State of Incorporation)   (Commission File Number)      (IRS Employer
                                                                                                                Identification Number)

535 West Broadway
Council Bluffs, Iowa 51503
(Address of Principal Executive Offices)
(Zip Code)

Registrant's Telephone Number, Including Area Code:
(712) 328-3918

   __________

Not applicable
(Former name or former address, if changed since last report)

ACCEPTANCE INSURANCE COMPANIES INC.
DISCLOSES POTENTIAL SALE CONSIDERATION

For Immediate Release

        (Council Bluffs, Iowa—November 19, 2002) Acceptance Insurance Companies Inc. (NYSE:AIF) said today that under the preliminary terms of the previously announced nonbinding Letter of Intent with Rain and Hail L.L.C. and others, the Company would receive a cash payment at closing, expected to be in December, of $21.5 million. During 2003 the Company also would be reimbursed certain expenses of approximately $5.0 million and could receive additional payments of approximately $2.5 million depending upon the amount of the Company’s crop insurance business transitioned to Rain and Hail. Finally, if the proposed transaction were completed in a manner generally consistent with the Letter of Intent, the Company would receive annual payments of zero to $7.5 million for five years, depending upon Rain and Hail's achievement of certain financial results in each of those years.

        The proposed sale of certain crop insurance assets to Rain and Hail and/or its affiliates is contingent upon several conditions, including the negotiation and execution of a definitive agreement, approval by the Boards of Directors of both companies and certain of their affiliates, and receipt of all required governmental approvals. There can be no assurance as to the final terms of the proposed transaction, that the conditions will be satisfied, or that the proposed transaction will be completed. If the sale is completed as anticipated in the nonbinding Letter of Intent, Acceptance Insurance Companies Inc. will discontinue its crop insurance operations. After payment of obligations to policyholders, employees and others, the Company expects to retain cash, if any, and future payments, if any, for its continuing operations.

Contacts:

John E. Martin
President and Chief Executive Officer
Acceptance Insurance Companies Inc
712 328 3918

Dwayne D. Hallman
Chief Financial Officer
Acceptance Insurance Companies Inc.
712 328 3918